1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	HAVERTY RESIGNES FROM MGPI BOARD

         ATCHISON, Kan., December 2, 4004—Michael R. Haverty has resigned from the Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) to devote more time to his responsibilities as chairman, president and chief executive officer of Kansas City Southern.

         “My association with MGP Ingredients has been gratifying,” Haverty said. “MGPI is transitioning from a commodities-based company to a specialty products-based company and being a part of that transition has been exciting. While I regret having to leave the board, my responsibilities at Kansas City Southern require that I make this move. I wish the leadership and employees of MGPI the best.”

         Haverty was first elected to MGPI’s board in October, 1999 by holders of the company’s common stock. He was re-elected to the board in 2002 for a term scheduled to expire in October, 2005. An appointment to fill the unexpired term will be made by the board as soon as practical.

         “Mike has been an outstanding member of our board and has shared significant insight and leadership from his wealth of experience as a successful business executive,” said Cloud L. “Bud” Cray, board chairman. “We are deeply grateful for his dedicated service to our company as a director and are very impressed with his long-standing support of the Atchison community, where he spent his youth and where MGP Ingredients has been headquartered since its founding in 1941.”

         During his time on MGPI’S board, Haverty served as a member of its audit review and compensation/human resources committees. From October, 2003 to October, 2004, he served as chairman of the audit review committee.

###